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EXHIBIT 10.3

                      CHANGE IN CONTROL SEVERANCE AGREEMENT

         This CHANGE IN CONTROL SEVERANCE AGREEMENT is entered into as of the 18th day of November, 2005, by and between Compass Minerals International, Inc., a Delaware corporation (the "Company"), and _________________ ("Executive").

                                   WITNESSETH

         WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

         WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

         WHEREAS, the Board of Directors of the Company (the "Board") has determined it is in the best interests of the Company and its stockholders to secure Executive's continued services and to ensure Executive's continued dedication to Executive's duties in the event of any threat or occurrence of a Change in Control (as defined in Section 1) of the Company.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

         1. Definitions. As used in this Agreement, the following terms have the following meanings:

                  (a) "Bonus Amount" means the higher of (i) Executive's average annual incentive bonuses during the last 3 completed fiscal years before the Date of Termination (annualized in the event Executive was not employed by Company (or its affiliates) for the whole of any such fiscal year) and (ii) Executive's aggregate annual target bonus (targeted at 100%) for the fiscal year in which the Date of Termination occurs.

                  (b) "Cause" means Executive's (i) conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude, (ii) indictment for a felony or misdemeanor under the federal securities laws, (iii) willful misconduct or gross negligence resulting in material harm to the Company, (iv) willful breach of Executive's duties or responsibilities herein or of the separate Restrictive Covenant Agreement referenced in Section 9, or (v) fraud, embezzlement, theft, or dishonesty against the Company or any Subsidiary, or (vi) willful violation of a policy or procedure of the Company, resulting in any case in material harm to the Company. For purposes of this paragraph (b), "willful" means those acts taken/not taken in bad faith and without reasonable belief such action/inaction was in the best interests of the Company or its affiliates. The Company must notify Executive of an event constituting Cause pursuant
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         to Section 12 within 90 days following the Company's knowledge of its existence or such event shall not constitute Cause under this Agreement.

                  (c) "Change in Control" means the occurrence of any one of the following events:

                           (i) a transaction or series of transactions (other
                  than an offering of the Company's common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries, or a "person" that, before such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; or

                           (ii) during any period of two consecutive years,
                  individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (i) above or clause (iii) below) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                           (iii) the consummation by the Company (whether
                  directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination or (B) a sale or other disposition of all or substantially all of the Company's assets or (C) the acquisition of assets or stock of another entity, in each case other than a transaction:

                           (x) that results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the
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                                    Successor Entity's outstanding voting
                                    securities immediately after the
                                    transaction, and

                           (y) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subparagraph as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company before the consummation of the transaction; or

                           (iv) the Company's stockholders approve a liquidation
                  or dissolution of the Company.

                  (d) "Date of Termination" means (i) the effective date of Termination of Executive's employment as provided in Section 12 or (ii) the date of Executive's death, if Executive is employed as of such date.

                  (e) "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events within 2 years after a Change in Control:

                           (i) a material adverse change in Executive's duties
                  or responsibilities as of the Change in Control (or as the same may be increased from time to time thereafter); provided, however, that Good Reason shall not be deemed to occur upon a change in Executive's reporting structure, upon a change in Executive's duties or responsibilities that is a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph, or upon a change in Executive's duties or responsibilities that is part of an across-the-board change in duties or responsibilities of employees at Executive's level;

                           (ii) any reduction in Executive's annual base salary
                  or annual target or maximum bonus opportunity in effect as of the Change in Control (or as the same may be increased from time to time thereafter); provided, however, that Good Reason shall not include such a reduction of less than 10% that is part of an across-the-board reduction applicable to employees at Executive's level;

                           (iii) Company's (A) relocation of Executive more than
                  50 miles from Executive's primary office location and more than 50 miles from Executive's principal residence as of the Change in Control or (B) requirement that Executive travel on Company business to an extent substantially greater than Executive's travel obligations immediately before such Change in Control;

                           (iv) a reduction of more than 10% in the aggregate
                  benefits provided to Executive under the Company's employee benefit plans, including but not limited to any "top hat" plans designated for key employees, in which Executive is participating as of the Change in Control;
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                           (v) any purported termination of Executive's
                  employment that is not effectuated pursuant to Section 12; or

                           (vi) the failure of the Company to obtain the
                  assumption agreement from any successor as contemplated in
                  Section 11(b).

                  Notwithstanding the foregoing, Executive must provide notice of termination of employment pursuant to Section 12 within 90 days of Executive's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement. Additionally, an isolated, insubstantial, and inadvertent action taken in good faith and that is remedied by the Company within 10 days after receipt of notice thereof given by Executive shall not constitute Good Reason.

                  (f) "Qualifying Termination" means a termination of Executive's employment during the Termination Period (i) by the Company other than for Cause or (ii) by Executive for Good Reason.

                  (g) "Subsidiary" means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

                  (h) "Termination Period" means the period beginning with a Change in Control and ending 2 years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive's employment is terminated before a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred after a Change in Control; (ii) Executive reasonably demonstrates such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) occurs, then, for purposes of this Agreement, the date immediately before the date of such termination or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits under Section 4, the date of the actual Change in Control shall be treated as the Date of Termination under Section 1(d), and, for purposes of determining the amount of payments and benefits to Executive under Section 4, the date Executive's employment is actually terminated shall be treated as the Date of Termination under Section 1(d).

         2. Obligation of Executive. In the event of a tender or exchange offer, proxy contest, or the execution of any agreement that, if consummated, would constitute a Change in Control, Executive agrees not to leave the employ of the Company voluntarily, except as provided in Section 1(h), until the Change in Control occurs or, if earlier, then such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.
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         3. Term of Agreement. This Agreement shall be effective on the date hereof and shall continue in effect until December 31, 2008. On January 1, 2009, and on each January 1 thereafter, the Term shall automatically extend for an additional 1 year, unless either party gives written notice thereof at least 60 days before the date such extension would be effective. This Agreement shall continue in effect for a period of 2 years after a Change in Control, notwithstanding the delivery of any such notice, if such Change in Control occurs during the term of this Agreement. Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive's employment before a Change in Control other than as provided in Section 1(h).

         4. Payments Upon Termination of Employment.

                  (a) Qualifying Termination. In the event of a Qualifying Termination, the Company shall provide Executive the payments and benefits set forth in paragraphs (b) and (c) of this Section.

                  (b) Qualifying Termination - Cash Payments. Within 30 days of a Qualifying Termination, the Company shall make a lump sum cash payment to Executive of the following:

                           (i) an amount equal to Executive's base salary due,
                  pro-rata bonus compensation due, and unreimbursed expenses properly incurred through the Date of Termination; and

                           (ii) an amount equal to 2 times the sum of (A)
                  Executive's highest annual rate of base salary during the 12-month period immediately before the Date of Termination, plus (B) the higher of (x) Executive's Bonus Amount or (y) Executive's annual target bonus for the fiscal year in which the Date of Termination occurs.

                  (c) Qualifying Termination - Benefits. In the event of a Qualifying Termination, the Company shall allow Executive to continue to participate in its medical, dental, accident, disability, and life insurance benefit plans at the same level on which Executive was enrolled as of the Change in Control (subject to generally applicable changes to such plans) for 2 years or until Executive becomes eligible for such benefits through another employer, whichever occurs first; provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, then the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

                  (d) Non-Qualifying Termination. In the event Company terminates Executive's employment without Cause or Executive terminates his/her employment without Good Reason, Company shall be obligated only to pay Executive's base salary due through the Date of Termination and to reimburse Executive for expenses properly incurred through the Date of Termination.

                  (e) Condition Precedent. As a condition precedent to receipt of the payments and benefits provided by paragraphs (b) and (c) of this Section, Executive must execute
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         an Agreement acceptable to the Company that contains a release of any and all claims substantially in the following form:

                  Executive (on behalf of Executive and anyone claiming through or on behalf of Executive) hereby releases Company (as defined herein) and its successors, assigns, officers, employees, and agents, without limitation ("Company Affiliates") from any and all claims, demands, and causes of action ("claims"), known or unknown, suspected or unsuspected, that Executive has or may have had against any of them before the date Executive signs this Agreement, to the maximum extent permitted by law and without limitation. This release includes, but is not limited to, the following: claims related to or concerning Executive's employment with Company; claims sounding in contract and/or tort; claims for discrimination/harassment/retaliation under local, state, or federal law, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any other federal, state, or local law; claims under the Family and Medical Leave Act; claims under any Company policy and/or practice; and all other claims, whether common law or contract, all to the maximum extent permitted by law and without limitation.

         5. Additional Reimbursement Payment by the Company. If Executive is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code with respect to any payment or benefit payable by the Company following a Change of Control (ignoring for this purpose any payment under this Section 5), then the Company shall pay to Executive an additional payment (a "Reimbursement Payment") in an amount such that, after payment by Executive of all taxes (including, without limitation, any income taxes and any interest and penalties imposed with respect thereto, and any excise tax) imposed upon the Reimbursement Payment, Executive retains an amount of the Reimbursement Payment equal to the amount Executive pays as a result of such excise tax. For purposes of determining the amount of the Reimbursement Payment, Executive shall be deemed to pay applicable federal, state and local income taxes at the highest marginal rates of income taxation for the calendar year in which the Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         6. Delay of Payments. In the event that any payment or distribution to be made hereunder constitutes "deferred compensation" subject to Section 409A of the Internal Revenue Code and Executive is determined to be a specified employee (as defined in Section 409A), such payment or distribution shall not be made before the date that is six months after the termination of Executive's employment (or, if earlier, the date of the Executive's death).

         7. Withholding Taxes. The Company may withhold from all payments under this Agreement all required taxes and/or other withholdings.

         8. Resolution of Disputes; Reimbursement of Legal Fees.

                  (A) Any dispute or controversy arising under or in connection with this Agreement (other than disputes related to the Restrictive Covenant Agreement referenced in Section 9) shall be settled by final, binding arbitration in Johnson County, Kansas, in accordance with the National Rules for the Resolution of Employment Disputes of the
         American Arbitration Association then in effect. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section.
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                  (B) If Executive prevails in any contest or dispute under this
         Agreement involving termination of Executive's employment with the Company or involving Company's refusal to perform fully in accordance with the terms hereof, then the Company shall reimburse Executive for all reasonable legal fees and related expenses incurred in connection with such contest or dispute.

         9. Restrictive Covenants. Executive hereby agrees to the terms of the Company's Restrictive Covenant Agreement attached hereto, which Restrictive Covenant Agreement Executive also hereby agrees to execute. If Executive does not execute the Restrictive Covenant Agreement within 10 days of the effective date of this Agreement, then this Agreement is null and void.

         10. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company and, if Executive's employment with the Company terminates before a Change in Control, then Executive shall have no further rights under this Agreement (except as otherwise provided hereunder).

         11. Successors; Binding Agreement.

                  (a) This Agreement shall survive any business combination and shall be binding upon the surviving entity of any business combination (in which case and such surviving entity shall be treated as the Company hereunder).

                  (b) In connection with any business combination, the Company will cause any successor entity to the Company unconditionally to assume by written instrument delivered to Executive (or his beneficiary or estate) all of the obligations of the Company hereunder. Company's failure to obtain such assumption before the effective date of any such business combination constitutes Good Reason under Section 1(e)(vi). For purposes of implementing the foregoing, the date on which any such business combination becomes effective shall be deemed the date Good Reason occurs and shall be the Date of Termination, if requested by Executive.

                  (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive dies while any amounts would be payable to Executive hereunder, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

         12. Notice.

                  (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

         If to Executive:       ___________________________________________
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         If to the Company:     Compass Minerals International, Inc.
                                Compass Minerals International, Inc.
                                9900 West 109th Street
                                Overland Park KS 66210
                                Attention:  Vice President Human Resources

         or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  (b) A written notice of the Date of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) specify the termination date, which date shall be not less than 15 days or more than 60 days after the giving of such notice. The failure to set forth in such notice any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

         13. Full Settlement. The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company and any severance plan of the Company. The Company's obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 4(c), such amounts shall not be reduced whether or not Executive obtains other employment.

         14. Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 5 (to the extent that Payments are made to Executive as a result of a Change in Control that occurs during the term of this Agreement), 6, 7, 9, 11(c), and 13 shall survive the termination of this Agreement.

         15. Governing Law; Validity. The interpretation, construction, and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Kansas without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

         16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
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         17. Miscellaneous. For purposes of interpretation/enforcement, the parties to this Agreement shall be considered joint authors, and this Agreement shall not be strictly construed against either such party. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate, or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate, or his beneficiaries under any other employee benefit plan or compensation program of the Company.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.


                                       COMPASS MINERALS INTERNATIONAL, INC.


                                       By:
                                          ---------------------------------

                                       Name:
                                            -------------------------------

                                       Title:
                                             ------------------------------


                                       ------------------------------------
                                       [NAME OF EXECUTIVE]